PRUDENTIAL GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

A wholly-owned subsidiary of Prudential Global Tactical Allocation Fund, a series of
Prudential Investment Portfolios 3

MANAGEMENT AGREEMENT

Agreement made the 1st day of April, 2015 between Prudential Global Tactical Allocation Subsidiary, Ltd. (the Fund), a Cayman Islands exempt company and a wholly-owned subsidiary of Prudential Global Tactical Allocation Fund, a series of Prudential Investment Portfolios 3 (the Global Tactical Allocation Fund), and Prudential Investments LLC, a New York limited liability company (the Manager).

W I T N E S S E T H

WHEREAS, the Fund is an exempt company organized under the Companies Law (2010 Revision) of the Cayman Islands; and

WHEREAS, the Fund desires to retain the Manager to render or contract to obtain as hereinafter provided investment advisory services to the Fund and the Fund also desires to avail itself of the facilities available to the Manager with respect to the administration of its day-to-day business affairs, and the Manager is willing to render such investment advisory and administrative services;

NOW, THEREFORE, the parties agree as follows:

1. The Fund hereby appoints the Manager to act as manager of the Fund and as administrator of its business affairs for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided. Subject to the approval of the Board of Directors of the Fund, the Manager is authorized to enter into a subadvisory agreement with Quantitative Management Associates, LLC, or any other subadviser, whether or not affiliated with the Manager (each, a Subadviser), pursuant to which such Subadviser shall furnish to the Fund the investment advisory services in connection with the management of the Fund (each, a Subadvisory Agreement). Subject to the approval of the Board of Directors of the Fund, the Manager is authorized to retain more than one Subadviser for the Fund, and if the Fund has more than one Subadviser, the Manager is authorized to allocate the Fund’s assets among the Subadvisers. The Manager will continue to have responsibility for all investment advisory services furnished pursuant to any Subadvisory Agreement.

2. Subject to the supervision of the Board of Directors, the Manager shall administer the Fund’s business affairs and, in connection therewith, shall furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities and, subject to Section 1 hereof and any Subadvisory Agreement, the Manager shall manage the investment operations of the Fund and the composition of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions, and subject to the following understandings:

(a) The Manager (or a Subadviser under the Manager’s supervision) shall provide supervision of the Fund’s investments, and shall determine from time to time what investments or securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(b) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Memorandum and Articles of Association of Fund and with the instructions and directions of the Board of Directors, and will conform to and comply with the provisions of Cayman Islands law and the Investment Company Act of 1940 (the 1940 Act) and any rules or regulations thereunder. In connection therewith, the Manager shall, among other things, prepare and file (or cause to be prepared and filed) such reports as are, or may in the future be, required.

(c) The Manager (or the Subadviser under the Manager’s supervision) shall determine the securities and futures contracts to be purchased or sold by the Fund and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants in conformity with the policy with respect to brokerage as the Board of Directors may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Manager (or the Subadviser under the Manager’s supervision) will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager (or Subadviser under the Manager’s supervision) may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which other clients of the Manager (or Subadviser) may be a party, the size and difficulty in executing an order, and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act, as amended (the “1934 Act”), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section  3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Manager (or a Subadviser under the Manager’s supervision) deems the purchase or sale of a security or a futures contract to be in the best interest of the Fund as well as other clients of the Manager (or the Subadviser), the Manager (or Subadviser), to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager (or the Subadviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(d) The Manager (or the Subadviser under the Manager’s supervision) shall have authority for and in the name of the Fund, to acquire a long position or a short position with respect to any Security and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such position or as to the frequency of the changes in the nature of such positions.

(e) The Manager (or the Subadviser under the Manager’s supervision) shall have authority for and in the name of the Fund, to open, maintain and close accounts, including futures, margin and custodial accounts, with brokers, including brokers affiliated with the Manager, which power shall include authority to issue all instructions and authorizations to brokers regarding the Securities and/or money therein; to pay, or authorize the payment and reimbursement of, commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Fund and who supply, or pay for (or rebate a portion of the Fund’s brokerage commissions to the Fund for payment of) the cost of, brokerage, research or execution services utilized by the Fund, the Manager and its affiliates, members, partners, officers and employees (collectively, excluding the Manager, “Affiliates”); provided that the Fund does not pay a rate of commissions in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, reliability, financial responsibility, strength of the broker and ability of the broker to efficiently execute transactions, the broker’s facilities, and the broker’s provision or payment of the costs of research and other services or property that are of benefit to the Fund, the Manager and Affiliates.

(f) The Manager (or the Subadviser under the Manager’s supervision) shall have authority for and in the name of the Fund, to open, maintain and close accounts, including custodial accounts, with banks, including banks located outside the United States, the draw checks or other orders for the payment of monies as authorized by the Board of Directors.

(g) The Manager (or the Subadviser under the Manager’s supervision) shall have authority for and in the name of the Fund, to cause the Fund to engage in agency, agency cross and principal transactions with affiliates to the extent permitted by applicable securities laws.

(h) The Manager (or the Subadviser under the Manager’s supervision) shall maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Fund’s Board of Directors such periodic and special reports as the Board may reasonably request.

(i) The Manager (or the Subadviser under the Manager’s supervision) shall be responsible for the financial and accounting records to be maintained by the Fund (including those being maintained by the Fund’s Custodian).

(j) The Manager (or the Subadviser under the Manager’s supervision) shall provide the Fund’s Custodian on each business day information relating to all transactions concerning the Fund’s assets.

(k) The investment management services of the Manager to the Fund under this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

(l) The Manager shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

3. The Fund has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a) Memorandum and Articles of Association of the Fund (collectively, the “By-Laws”); and

(c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Manager and approving the form of this agreement.

4. The Manager shall authorize and permit any of its officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Manager under this Agreement may be furnished through the medium of any such officers or employees of the Manager.

5. The Manager shall keep the Fund’s books and records required to be maintained by it pursuant to Paragraph 2 hereof. The Manager agrees that all records that it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Manager may retain a copy of such records. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Manager pursuant to Paragraph 2 hereof.

6. During the term of this Agreement, the Manager shall pay the following expenses:

(i) the salaries and expenses of all employees of the Fund and the Manager, except the fees and expenses of Trustees who are not affiliated persons of the Manager or any Subadviser,

(ii) all expenses incurred by the Manager in connection with managing the ordinary course of the Fund’s business, other than those assumed by the Fund herein, and

(iii) the fees, costs and expenses payable to a Subadviser pursuant to a Subadvisory Agreement.

The Fund assumes and will pay the expenses described below:

(a) the fees and expenses incurred by the Fund in connection with the management of the investment and reinvestment of the Fund’s assets,

(b) the fees and expenses of Directors who are not officers, directors, or employees of the Manager, a Subadviser or any of their affiliates,

(c) the fees and expenses of the Custodian that relate to (i) the custodial function and the recordkeeping connected therewith, (ii)  preparing and maintaining the general accounting records of the Fund and the provision of any such records to the Manager useful to the Manager in connection with the Manager’s responsibility for the accounting records of the Fund pursuant to Section 31 of the 1940 Act and the rules  promulgated thereunder, (iii) the pricing or valuation of the shares of the Fund, including the cost of any pricing or valuation service or services which may be retained pursuant to the authorization of the Board of Directors, and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s securities,

(d) the fees and expenses of the Fund’s Transfer and Dividend Disbursing Agent that relate to the maintenance of each shareholder account,

(e) the charges and expenses of legal counsel and independent accountants for the Fund,

(f) brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities and futures transactions,

(g) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies,

(h) the cost of share certificates representing, and/or non-negotiable share deposit receipts evidencing, shares of the Fund,

(j) the cost of fidelity, directors’ and officers’ and errors and omissions insurance,

(k) all expenses of shareholders’ and Directors’ meetings and of preparing, printing and mailing reports and notices to shareholders in the amount necessary for distribution to the shareholders,

(l) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business, and

(m) fees and expenses, other than as hereinabove provided, incident to its status as a Cayman Islands exempt company.

7. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Manager as full compensation therefor a fee at the annual rate(s) as described on the attached Schedule A with respect to the average daily net assets of the Fund. This fee will be computed daily, and will be paid to the Manager monthly. The Fund shall not pay any fee or other compensation to the Manager for the services provided and the expenses assumed pursuant to this Agreement.

8. The Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Fund shall indemnify the Manager and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlements) incurred by the Manager in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Manager against or entitle or be deemed to entitle the Manager to indemnification in respect of any liability to the Fund or its security holders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of its reckless disregard of their duties and obligations under this Agreement.

9. This Agreement shall continue in effect for an initial two year period commencing on the date hereof and thereafter shall continue automatically for successive annual period, so long as the Manager remains as the manager for the Global Tactical Allocation Fund. This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund’s shares, or by the Manager at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. Nothing in this Agreement shall limit or restrict the right of any officer or employee of the Manager who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Manager to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. Except as otherwise provided herein or authorized by the Board of Directors of the Fund from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor, and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12. During the term of this Agreement, the Fund agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Manager, prior to use thereof and not to use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. Sales literature may be furnished to the Manager hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery. The Fund shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. This Agreement may be amended by mutual consent.

14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (2) to the Fund c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, Grand Cayman, KYI-9005, Cayman Islands.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. The Fund may use the name “Prudential Global Tactical Allocation Fund” or any name including the words “Prudential Investment Portfolios,” “Prudential Investments” or “Prudential” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as Manager or any extension, renewal or amendment thereof remain in effect. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Manager, or any organization which shall have so succeeded to such businesses. In no event shall the Fund use the name “Prudential Global Tactical Allocation Fund” or any name including the words “Prudential Investment Portfolios,” “Prudential Investments” or “Prudential” if the Manager’s function is transferred or assigned to a company of which Prudential Financial, Inc. and/or the The Prudential Insurance Company of America does not have control.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

PRUDENTIAL GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Director

PRUDENTIAL INVESTMENTS LLC

By: Stuart S. Parker

Name: Stuart S. Parker

Title: President

SCHEDULE A

Fund	Annual Fee Rate
Prudential Global Tactical Allocation Subsidiary, Ltd.	1.15% on average daily net assets

Schedule dated April 1, 2015